UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

May 29, 2015

Date of Report (Date of earliest event reported)

Celladon Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-36183	33-0971591
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11988 El Camino Real, Suite 650 San Diego, CA		92130
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 366-4288

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 29, 2015, Krisztina M. Zsebo, Ph.D. resigned as the Chief Executive Officer and as a director of Celladon Corporation (the “Company”), effective immediately. In connection with Dr. Zsebo’s resignation, we agreed to provide Dr. Zsebo with the severance benefits to which she would have been entitled to receive pursuant to her employment letter agreement with the Company had she been terminated without “cause” or resigned for “good reason,” subject to Dr. Zsebo providing us with an effective general release of claims.

Concurrently with Dr. Zsebo’s resignation, we appointed Paul B. Cleveland as our Chief Executive Officer and as a director. Mr. Cleveland will serve as a Class III director, whose term expires upon the annual meeting of stockholders to be held in 2016. In connection with Mr. Cleveland’s promotion to Chief Executive Officer, our Board of Directors approved an increase in Mr. Cleveland’s annual base salary to $509,850 and an increase in his bonus target percentage to 55% of his base salary. In addition, our Board of Directors approved a modification to the terms of Mr. Cleveland’s severance compensation, such that in the event of a termination without “cause” or a resignation for “good reason,” as those terms are defined in Mr. Cleveland’s employment letter agreement, Mr. Cleveland will be eligible to receive a severance payment equal to 12 months of his base salary in effect at the time of his termination or resignation and continued COBRA premium payments for 12 months thereafter, or if the termination or resignation occurs within the three month period before or 12 month period following a change of control of the Company, a severance payment equal to 18 months of his base salary in effect at the time of his termination or resignation and continued COBRA premium payments for 18 months thereafter in addition to the previously specified lump sum payment equal to his target bonus for the year of termination and accelerated vesting of all time-based stock options and other time-based stock awards. Mr. Cleveland will continue to serve as our President, but will no longer serve as our Chief Financial Officer.

On May 29, 2015, we appointed Andrew C. Jackson as our Chief Financial Officer. In connection with Mr. Jackson’s promotion to Chief Financial Officer, our Board of Directors approved an increase in Mr. Jackson’s annual base salary to $220,000 and an increase in his target bonus percentage to 25% of his base salary.

Mr. Cleveland, age 58, has served as our President and, until his replacement in the position on May 29, 2015, as our Chief Financial Officer since June 2014. From February 2013 to August 2013, Mr. Cleveland served as Executive Vice President, Corporate Strategy and Chief Financial Officer of Aragon Pharmaceuticals, Inc., a private biotechnology company focused on the development of small-molecule drugs for the treatment of hormone-dependent cancers. From April 2011 to February 2013, Mr. Cleveland served as General Partner and Chief Operating Officer of Mohr Davidow Ventures. From January 2006 to February 2011, Mr. Cleveland served as Executive Vice President, Corporate Development and Chief Financial Officer of Affymax, Inc., a biopharmaceutical company. From April 2004 to December 2005, he served as a managing director at Integrated Finance, Ltd., an investment bank. From September 1996 to April 2003, Mr. Cleveland served as a managing director at investment bank J.P.Morgan Chase and Co. and a predecessor firm, Hambrecht & Quist. From January 1993 to September 1996, Mr. Cleveland was a partner at Cooley LLP, from December 1988 to December 1992, he was a corporate attorney at Sidley Austin LLP and from September 1981 to November 1988, he was a corporate attorney at Davis Polk & Wardwell LLP. He currently serves on the Board of Directors of Sangamo BioSciences, Inc., a publicly held biopharmaceutical company. Mr. Cleveland received a B.A. from Washington University in St. Louis and a J.D. from Northwestern University School of Law.

Mr. Jackson, age 46, has served as our principal accounting officer since March 2015 and as our Corporate Controller since March 2014. From 2013 to 2014, Mr. Jackson served as Corporate Controller at Sapphire Energy, Inc., a renewable energy company. From 2011 to 2013, Mr. Jackson served as Corporate Controller at REVA Medical, Inc., a medical device company. From 2006 to 2011, Mr. Jackson served as Assistant Corporate Controller at Quantum Fuel Systems Technologies Worldwide, Inc., a clean energy company. Mr. Jackson received a Bachelor of Science in Business (B.S.B.), Accounting from the University of Minnesota and a Master of Science in Business Administration (M.S.B.A), Finance from San Diego State University. Mr. Jackson is a Certified Public Accountant (currently inactive).

Also on May 29, 2015, Patrick Y. Yang, Ph.D. resigned as a director of the Company, effective immediately.

Item 8.01	Other Events.

On May 29, 2015, our Board of Directors approved a strategic plan pursuant to which the Company will immediately commence a process to seek an acquisition or partnership.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Celladon Corporation
Dated: June 2, 2015

	By:	/s/ Elizabeth E. Reed
Elizabeth E. Reed
Vice President and General Counsel